EXHIBIT 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Shire Announces Posting of Circular, Date of Extraordinary General Meeting
and Extension of Tender Offer for New River Shares until April 17, 2007

BASINGSTOKE, UK - March 26, 2007 - Shire plc (LSE: SHP.L; NASDAQ: SHPGY; TSX: SHQ) ("Shire" or the "Company") today announced the date of an Extraordinary General Meeting (“EGM”) of its shareholders to approve the proposed acquisition of New River Pharmaceuticals Inc. (NASDAQ: NRPH) ("New River"). The EGM will be held on April 16, 2007, at 12:00 noon BST at Financial Dynamics, Holborn Gate, 26 Southampton Buildings, London, WC2A 1PB.

Shire also announced today that its wholly owned subsidiary has extended its cash tender offer for all outstanding shares of New River common stock until the day after the date of the EGM as Shire shareholder approval of the acquisition at the EGM is one of the conditions to the tender offer. The tender offer, which had previously been scheduled to expire at 12:00 Midnight, New York City time, on March 29, 2007, has been extended until 12:00 Midnight, New York City time, on April 17, 2007.

Shire will today post a circular to its shareholders (the “Circular”) relating to its proposed acquisition of New River. A copy of the Circular, which contains the notice of the EGM, has been submitted to the UK Listing Authority and will shortly be available for inspection during normal business hours on any weekday (public holidays excepted) at the Document Viewing Facility, which is situated at the Financial Services Authority, 25 The North Colonnade, Canary Wharf, London E14 5HS, tel. +44 20 7066 1000. A copy of the Circular will also be made available at www.shire.com in the Events section.

As previously announced on February 20, 2007, Shire and New River signed a definitive agreement by which Shire has agreed to acquire each share of New River common stock for US$64, or approximately US$2.6 billion in total for the fully diluted equity interest of New River, in an all cash transaction unanimously recommended by the Boards of both companies.

Additional Information

This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell New River common stock. The tender offer is being made pursuant to a tender offer statement on Schedule TO (including the offer to purchase, letter of transmittal and other related tender offer materials, which were mailed to New River’s shareholders) filed by a subsidiary of Shire with the Securities and Exchange Commission (“SEC”) on March 2, 2007. In addition, on March 2, 2007, New River filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer, which was mailed to New River’s shareholders. The tender offer statement (and related materials), as it may be amended from time to time, and the solicitation/recommendation statement, as it may be amended from time to time, contain important information, including the various terms of, and conditions to, the tender offer, that should be read carefully before any decision is made with respect to the tender offer. These materials may be obtained free of charge by contacting the information agent for the tender offer, Innisfree M&A Incorporated, at (888) 750-5834 (toll-free from the U.S. or Canada) or (412) 232-3651 (toll-free from outside the U.S. and Canada). In addition, all of these materials (and all other materials filed by New River and Shire with the SEC) are available for free at the website maintained by the SEC at www.sec.gov.

For further information please contact:

Investor Relations	Cléa Rosenfeld	+44 1256 894 160

Media	Matthew Cabrey	+1 484 595 8248

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to the impact of those on Shire's Attention Deficit and Hyperactivity Disorder (ADHD) franchise; patents, including but not limited to, legal challenges relating to Shire's ADHD franchise; government regulation and approval, including but not limited to the expected product approval dates of SPD503 (guanfacine extended release) (ADHD) and SPD465 (extended release triple-bead mixed amphetamine salts) (ADHD); Shire's ability to secure new products for commercialization and/or development; Shire’s planned acquisition of New River Pharmaceuticals announced February 20, 2007; and other risks and uncertainties detailed from time to time in Shire's and its predecessor registrant Shire Pharmaceuticals Group plc's filings with the Securities and Exchange Commission, particularly Shire plc’s Annual Report on Form 10-K for the year ended December 31, 2006.

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